Exhibit 21.1

List of Subsidiaries of Aeries Technology, Inc.

1.	Aark Singapore Pte. Ltd., a Singapore private company limited by shares

2.	Aeries Technology Group Business Accelerators Private Limited, an Indian private company limited by shares